Exhibit 3.4

CERTIFICATE OF TRUST

OF

PACIFIC COAST OIL TRUST

This Certificate of Trust of Pacific Coast Oil Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is Pacific Coast Oil Trust.

2. Delaware Trustee. The name and address of the trustee of the Trust with its principal place of business in the State of Delaware are Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890-1615, Attention: Corporate Trust Administration.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

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IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity but solely as trustee of the Trust

By:	/s/ Michael Ulrich

Name: Michael Ulrich
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as trustee of the Trust

By:	/s/ Jessica Williams

Name: Jessica Williams
Title: Banking Officer

[Signature Page to Certificate of Trust]